EXHIBIT 99.1

For Immediate Release

MERCER INTERNATIONAL INC. REPORTS THIRD QUARTER AND NINE MONTHS 2020 RESULTS AND ANNOUNCES QUARTERLY CASH DIVIDEND OF $0.065

Selected Highlights

•	Third quarter net income of $7.5 million and Operating EBITDA* of $45.6 million
•	Record Wood Segment Results
•	Cash on hand and available credit facilities provide liquidity of about $600.6 million at September 30, 2020

NEW YORK, NY, October 29, 2020 ‑ Mercer International Inc. (Nasdaq: MERC) today reported third quarter 2020 Operating EBITDA decreased to $45.6 million from $50.8 million in the third quarter of 2019 and increased from $40.5 million in the second quarter of 2020.

In the third quarter of 2020, net income was $7.5 million (or $0.11 per share) compared to $1.2 million (or $0.02 per share) in the third quarter of 2019 and a net loss of $8.4 million (or $0.13 per share) in the second quarter of 2020.

In the first nine months of 2020, Operating EBITDA decreased by 41% to $143.1 million from $244.6 million in the same period of 2019. In the first nine months of 2020, net loss was $4.3 million compared to net income of $63.1 million in the same period of 2019.

Mr. David Gandossi, the Chief Executive Officer, stated: “As a resurgence or second wave of infections from COVID-19 is being felt in a number of countries, we remain committed to maintaining measures and procedures to operate our business safely and efficiently and protect our people.

All of our mills ran well this quarter and our Friesau sawmill had record operating income of $12.0 million despite ten days of downtime related to capital upgrades. Our pulp production was down in the quarter primarily due to the previously announced planned 30-day curtailment at our Celgar mill.

____________________

*Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States ("GAAP") and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. See page 6 of the financial tables included in this press release for a reconciliation of net income (loss) to Operating EBITDA.

Our Q3 results reflect strong cost control and steady production. On average, NBSK pulp pricing was flat compared to Q2. Globally the supply demand fundamentals are slowly improving based on China’s improving economy and expected higher levels of maintenance by pulp producers going into the fourth quarter.

Our wood products segment had a record quarter and benefitted from strong demand and robust pricing in the U.S. market. In the current quarter approximately 59% of lumber revenues and 39% of our lumber sales volumes were to the U.S. which was our single largest market.

In Q4, our pulp mills have 17 days of planned annual maintenance downtime (approximately 19,600 ADMTs). We have no planned downtime at our Friesau sawmill. Going forward we will continue to ensure we control our costs, manage our working capital and conservatively manage our strong liquidity position.”

Consolidated Financial Results

	Q3	Q2	Q3	YTD	YTD
	2020	2020	2019	2020	2019
	(in thousands, except per share amounts)
Revenues	$333,151	$341,195	$383,536	$1,024,945	$1,293,239
Operating income	$13,736	$10,315	$18,747	$48,113	$150,109
Operating EBITDA	$45,620	$40,516	$50,799	$143,144	$244,556
Net income (loss)	$7,545	$(8,411)	$1,207	$(4,258)	$63,082
Net income (loss) per common share
Basic and diluted	$0.11	$(0.13)	$0.02	$(0.06)	$0.96

Consolidated – Three Months Ended September 30, 2020 Compared to Three Months Ended September 30, 2019

Total revenues for the three months ended September 30, 2020 decreased by approximately 13% to $333.2 million from $383.5 million in the same quarter of 2019 primarily due to lower pulp sales volumes and pulp sales realizations partially offset by higher lumber sales realizations and volumes.

Costs and expenses in the current quarter decreased by approximately 12% to $319.4 million from $364.8 million in the third quarter of 2019 primarily due to lower pulp sales volumes, per unit fiber costs and maintenance costs partially offset by the negative impact of a weaker dollar primarily on our euro denominated costs and expenses. In the current quarter of 2020, we received approximately $3.5 million of wage assistance under a Canadian government wage subsidy program.

In the third quarter of 2020, other income increased to $11.9 million from $0.9 million in the same quarter of 2019 primarily as a result of $15.4 million of realized gains on the sale of investments in the current quarter.

In the third quarter of 2020, Operating EBITDA decreased by approximately 10% to $45.6 million from $50.8 million in the same quarter of 2019 primarily due to lower pulp sales realizations and the negative impact of a weaker dollar primarily on our euro denominated costs and expenses partially offset by lower per unit fiber costs and higher lumber sales realizations.

Segment Results

Pulp: Lower fiber costs more than offset by lower sales realizations

	Three Months Ended September 30,
	2020	2019
	(in thousands)
Pulp revenues	$253,056	$322,707
Energy and chemical revenues	$21,860	$22,353
Operating income	$3,753	$21,386

In the third quarter of 2020, pulp segment operating income decreased to $3.8 million from $21.4 million in the same quarter of 2019 as lower pulp sales realizations and the negative impact of a weaker dollar were only partially offset by the positive impact of lower per unit fiber costs and lower maintenance costs.

In the current quarter of 2020, NBSK pulp sales realizations decreased by approximately 8% to $562 per ADMT from $609 per ADMT in the same quarter of the prior year. NBSK sales volumes decreased by approximately 18% to 369,913 ADMTs in the current quarter from 451,171 ADMTs in the same quarter of 2019 primarily due to lower production.

In the current quarter our Canadian pulp mills recorded a non-cash write down of our inventory carrying values of $8.0 million as a result of low pulp sales realizations and high per unit fiber costs. In the same quarter of the prior year our Canadian mills recorded a non-cash write down of our inventory carrying values of $6.9 million.

In the current quarter per unit fiber costs decreased by approximately 12% from the same quarter of 2019 due to lower per unit fiber costs for all of our mills. In Germany, per unit fiber costs benefitted from the continuing availability of beetle damaged wood. Per unit fiber costs in Canada declined due to increased sawmill activity but remained at historically high levels due to strong fiber demand in our mills' fiber procurement areas.

Wood Products: Record operating income driven by strong demand

	Three Months Ended September 30,
	2020	2019
	(in thousands)
Lumber revenues	$53,612	$32,687
Energy revenues	$2,226	$1,621
Wood residual revenues	$1,215	$2,150
Operating income	$11,963	$544

In the third quarter of 2020, our wood products segment had record operating income of $12.0 million compared to $0.5 million in the same quarter of 2019 primarily due to a higher lumber realized sales price.

Average lumber sales realizations increased by approximately 34% to $453 per Mfbm in the third quarter of 2020 compared to approximately $337 per Mfbm in the same quarter of 2019 primarily due to higher pricing in the U.S. market. U.S. lumber pricing increased due to strong demand in the current quarter. European lumber pricing modestly decreased due to the supply of lumber processed from beetle damaged wood which generally obtains a lower price.

In the current quarter per unit fiber costs decreased by approximately 6% from the same quarter of 2019 primarily as a result of the continuing availability of beetle damaged wood.

Consolidated – Nine Months Ended September 30, 2020 Compared to Nine Months Ended September 30, 2019

Total revenues for the nine months ended September 30, 2020 decreased by approximately 21% to $1,024.9 million from $1,293.2 million in the nine months ended September 30, 2019 primarily due to lower pulp sales realizations and pulp sales volumes partially offset by higher lumber sales volumes and realizations.

Costs and expenses in the nine months ended September 30, 2020 decreased by approximately 15% to $976.8 million from $1,143.1 million in the nine months ended September 30, 2019 primarily due to lower pulp sales volumes, per unit fiber costs and maintenance costs.

Other income in the nine months ended September 30, 2020 increased to $12.1 million from $3.2 million in the same period of 2019 primarily due to $15.4 million of realized gains in the sale of investments.

For the nine months ended September 30, 2020, our net loss was $4.3 million, or $0.06 per share compared to net income of $63.1 million, or $0.96 per share, in the same period of 2019.

In the nine months ended September 30, 2020, Operating EBITDA decreased by approximately 41% to $143.1 million from $244.6 million in the same period of 2019 primarily due to lower pulp sales realizations and pulp sales volumes partially offset by lower per unit fiber costs, lower maintenance costs and higher lumber sales realizations.

Liquidity

The following table is a summary of selected financial information as of the dates indicated:

	September 30,	December 31,
	2020	2019
	(in thousands)
Cash and cash equivalents	$345,580	$351,085
Working capital	$633,764	$588,385
Total assets	$2,044,735	$2,065,720
Long-term liabilities	$1,293,312	$1,259,005
Total equity	$550,707	$550,403

As of September 30, 2020, we had cash and cash equivalents of approximately $345.6 million, approximately $255.0 million available under our revolving credit facilities, providing aggregate liquidity of about $600.6 million.

Current Market Environment

In mid-2020, many countries eased restrictions on economic and social activities adopted in response to the COVID-19 pandemic to, among other things, reopen their economies by allowing businesses to restart and encourage economic activity. The results of such economic measures and reopening have varied from country to country.

We are encouraged by improved economic activity globally. However, recently there has been a widespread increase or "second wave" in reported infections from COVID-19 including in Europe and the United States. In response, various countries including in Europe have announced the re-imposition of some restrictions on social, business and other activities. Currently we are unable to predict the impact of the recent resurgence in infections, the extent of measures governments may take in response thereto, including imposing some or all prior or new restrictive measures, including business closures, or the overall impact on global economic activity, including the pace of any economic recovery.

Although there is continued economic uncertainty created by the COVID-19 pandemic, we are currently expecting generally stable pulp demand in the upcoming quarter with some modest price improvements due to improving global economic activity, particularly in China.

On the pulp supply side, to date various pulp mills globally have delayed their annual maintenance schedules as a result of the pandemic. As a result, we currently expect mills to curtail production to implement such delayed maintenance in the later part of this year or the early part of next year.

We currently expect strong lumber demand and lumber prices in the U.S. market and steady demand and modestly improving sales realizations in the European lumber market in the upcoming quarter.

Quarterly Dividend

A quarterly dividend of $0.065 per share will be paid on December 30, 2020 to all shareholders of record on December 23, 2020. Future dividends will be subject to Board approval and may be adjusted as business and industry conditions warrant.

Earnings Release Call

In conjunction with this release, Mercer International Inc. will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for October 30, 2020 at 10:00 AM (Eastern Daylight Time). Listeners can access the conference call live and archived for 30 days over the Internet at https://edge.media-server.com/mmc/p/ermirxzo or through a link on the company's home page at https://www.mercerint.com. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software.

Mercer International Inc. is a global forest products company with operations in Germany and Canada with consolidated annual production capacity of 2.2 million tonnes of pulp and 550 million board feet of lumber. To obtain further information on the company, please visit its web site at https://www.mercerint.com.

The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Words such as "expects", "anticipates", "projects", "intends", "designed", "will", "believes", "estimates", "may", "could" and variations of such words and similar expressions are intended to identify such forward-looking statements. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:

Jimmy S.H. Lee

Executive Chairman

(604) 684-1099

David M. Gandossi, FCPA, FCA

Chief Executive Officer

(604) 684-1099

-FINANCIAL TABLES FOLLOW-

Summary Financial Highlights

	Q3	Q2	Q3	YTD	YTD
	2020	2020	2019	2020	2019
	(in thousands, except per share amounts)
Pulp segment revenues	$274,916	$298,046	$345,060	$876,567	$1,166,333
Wood products segment revenues	57,053	41,727	36,458	144,558	120,349
Corporate and other revenues	1,182	1,422	2,018	3,820	6,557
Total revenues	$333,151	$341,195	$383,536	$1,024,945	$1,293,239

Pulp segment operating income	$3,753	$8,110	$21,386	$33,302	$157,157
Wood products segment operating income	11,963	4,327	544	21,845	2,075
Corporate and other operating loss	(1,980)	(2,122)	(3,183)	(7,034)	(9,123)
Total operating income	$13,736	$10,315	$18,747	$48,113	$150,109

Pulp segment depreciation and amortization	$28,251	$27,219	$29,744	$85,841	$87,616
Wood products segment depreciation and amortization	3,446	2,804	2,016	8,627	5,937
Corporate and other depreciation and amortization	187	178	292	563	894
Total depreciation and amortization	$31,884	$30,201	$32,052	$95,031	$94,447

Operating EBITDA	$45,620	$40,516	$50,799	$143,144	$244,556
Income tax recovery (provision)	$1,775	$(882)	$(244)	$(4,451)	$(35,101)
Net income (loss)	$7,545	$(8,411)	$1,207	$(4,258)	$63,082
Net income (loss) per common share
Basic and diluted	$0.11	$(0.13)	$0.02	$(0.06)	$0.96
Common shares outstanding at period end	65,868	65,868	65,629	65,868	65,629

(1)

____________________

*Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States ("GAAP") and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. See page 6 of the financial tables included in this press release for a reconciliation of net income (loss) to Operating EBITDA.

Summary Operating Highlights

	Q3	Q2	Q3	YTD	YTD
	2020	2020	2019	2020	2019
Pulp Segment
Pulp production ('000 ADMTs)
NBSK	400.2	423.8	441.7	1,279.1	1,355.1
NBHK	79.8	88.8	75.3	247.6	243.3
Annual maintenance downtime ('000 ADMTs)	15.0	11.3	14.1	28.6	21.6
Annual maintenance downtime (days)	10	15	13	27	28
Pulp sales ('000 ADMTs)
NBSK	369.9	422.6	451.2	1,230.8	1,356.6
NBHK	100.1	69.3	91.0	235.4	260.4
Average NBSK pulp prices ($/ADMT)(1)
Europe	840	850	860	841	987
China	572	572	555	572	628
North America	1,133	1,158	1,170	1,139	1,281
Average NBHK pulp prices ($/ADMT)(1)
China	443	465	477	456	593
North America	868	897	970	885	1,083
Average pulp sales realizations ($/ADMT)(2)
NBSK	562	573	609	565	689
NBHK	424	475	499	451	589
Energy production ('000 MWh)(3)	529.2	562.9	572.5	1,670.5	1,708.3
Energy sales ('000 MWh)(3)	215.5	222.0	224.7	669.3	668.4
Average energy sales realizations ($/MWh)(3)	96	85	89	92	92

Wood Products Segment
Lumber production (MMfbm)	96.8	113.5	96.6	326.6	308.0
Lumber sales (MMfbm)	118.5	109.0	97.0	345.2	307.7
Average lumber sales realizations ($/Mfbm)	453	345	337	383	348
Energy production and sales ('000 MWh)	17.8	22.7	13.9	63.3	60.4
Average energy sales realizations ($/MWh)	125	116	116	118	117

Average Spot Currency Exchange Rates
$ / €(4)	1.1698	1.1016	1.1120	1.1248	1.1234
$ / C$(4)	0.7508	0.7221	0.7573	0.7388	0.7523

______________

(1)

Source: RISI pricing report. Europe and North America are list prices. China are net prices which include discounts, allowances and rebates. Effective January 2020, the RISI pricing report does not provide list prices for China.

(2)	Sales realizations after customer discounts, rebates and other selling concessions. Incorporates the effect of pulp price variations occurring between the order and shipment dates.
(3)	Does not include our 50% joint venture interest in the Cariboo mill, which is accounted for using the equity method.
(4)	Average Federal Reserve Bank of New York Noon Buying Rates over the reporting period.

(2)

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30		Nine Months Ended September 30
	2020	2019	2020	2019
Revenues	$333,151	$383,536	$1,024,945	$1,293,239
Costs and expenses
Cost of sales, excluding depreciation and amortization	272,165	314,894	832,554	994,360
Cost of sales depreciation and amortization	31,862	31,934	94,952	94,108
Selling, general and administrative expenses	15,388	17,961	49,326	54,662
Operating income	13,736	18,747	48,113	150,109
Other income (expenses)
Interest expense	(19,864)	(18,183)	(60,056)	(55,103)
Other income	11,898	887	12,136	3,177
Total other expenses, net	(7,966)	(17,296)	(47,920)	(51,926)
Income before income taxes	5,770	1,451	193	98,183
Income tax recovery (provision)	1,775	(244)	(4,451)	(35,101)
Net income (loss)	$7,545	$1,207	$(4,258)	$63,082
Net income (loss) per common share
Basic and diluted	$0.11	$0.02	$(0.06)	$0.96
Dividends declared per common share	$0.0650	$0.1375	$0.2675	$0.4000

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MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)

	September 30,	December 31,
	2020	2019
ASSETS
Current assets
Cash and cash equivalents	$345,580	$351,085
Accounts receivable, net	202,619	208,740
Inventories	269,864	272,599
Prepaid expenses and other	16,417	12,273
Total current assets	834,480	844,697
Property, plant and equipment, net	1,065,345	1,074,242
Investment in joint ventures	47,865	53,122
Amortizable intangible assets, net	50,132	53,371
Operating lease right-of-use assets	12,932	13,004
Other long-term assets	32,744	26,038
Deferred income tax	1,237	1,246
Total assets	$2,044,735	$2,065,720
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and other	$199,992	$255,544
Pension and other post-retirement benefit obligations	724	768
Total current liabilities	200,716	256,312
Debt	1,124,202	1,087,932
Pension and other post-retirement benefit obligations	24,613	25,489
Finance lease liabilities	39,741	31,103
Operating lease liabilities	9,912	10,520
Other long-term liabilities	14,213	14,114
Deferred income tax	80,631	89,847
Total liabilities	1,494,028	1,515,317
Shareholders’ equity
Common shares $1 par value; 200,000,000 authorized; 65,868,000 issued and outstanding (2019 – 65,629,000)	65,800	65,598
Additional paid-in capital	345,583	344,994
Retained earnings	234,365	256,371
Accumulated other comprehensive loss	(95,041)	(116,560)
Total shareholders’ equity	550,707	550,403
Total liabilities and shareholders’ equity	$2,044,735	$2,065,720

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MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Three Months Ended September 30		Nine Months Ended September 30
	2020	2019	2020	2019
Cash flows from (used in) operating activities
Net income (loss)	$7,545	$1,207	$(4,258)	$63,082
Adjustments to reconcile net income (loss) to cash flows from operating activities
Depreciation and amortization	31,884	32,052	95,031	94,447
Deferred income tax provision (recovery)	(4,255)	(1,706)	(10,330)	2,359
Inventory impairment	8,000	6,900	25,998	13,800
Defined benefit pension plans and other post-retirement benefit plan expense	769	866	2,270	2,582
Stock compensation expense	895	1,179	815	2,036
Gain on sale of investments	(15,443)	—	(15,443)	—
Foreign exchange transaction losses (gains)	3,384	(8,873)	4,120	369
Other	(1,801)	2,887	(2,993)	4,331
Defined benefit pension plans and other post-retirement benefit plan contributions	(783)	(1,200)	(2,495)	(2,628)
Changes in working capital
Accounts receivable	17,226	41,381	11,238	17,232
Inventories	(8,031)	2,342	(20,443)	15,714
Accounts payable and accrued expenses	(4,219)	(16,691)	(54,000)	(12,667)
Other	(6,683)	(3,483)	(6,759)	(12,889)
Net cash from (used in) operating activities	28,488	56,861	22,751	187,768
Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(14,639)	(37,049)	(59,201)	(81,417)
Purchase of amortizable intangible assets	(30)	(215)	(557)	(710)
Purchase of investments	—	—	(9,370)	—
Proceeds from sale of investments	21,540	—	21,540	—
Other	396	162	1,243	(181)
Net cash from (used in) investing activities	7,267	(37,102)	(46,345)	(82,308)
Cash flows from (used in) financing activities
Proceeds from (repayment of) revolving credit facilities, net	8,750	—	34,359	(58,404)
Dividend payments	(4,282)	(9,025)	(13,329)	(17,231)
Repurchase of common shares	—	—	(162)	(754)
Payment of debt issuance costs	—	(369)	—	(1,126)
Proceeds from government grants	—	147	299	6,467
Other	(302)	(1,735)	(2,729)	(8,664)
Net cash from (used in) financing activities	4,166	(10,982)	18,438	(79,712)
Effect of exchange rate changes on cash and cash equivalents	2,325	(1,200)	(349)	(1,340)
Net increase (decrease) in cash and cash equivalents	42,246	7,577	(5,505)	24,408
Cash and cash equivalents, beginning of period	303,334	257,322	351,085	240,491
Cash and cash equivalents, end of period	$345,580	$264,899	$345,580	$264,899

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MERCER INTERNATIONAL INC.

COMPUTATION OF OPERATING EBITDA

(Unaudited)

(In thousands)

Operating EBITDA is defined as operating income plus depreciation and amortization and non-recurring capital asset impairment charges. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not an actual cash cost, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of our operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.

Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss), including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net income (loss) or operating income as a measure of performance, nor as an alternative to net cash from (used in) operating activities as a measure of liquidity. The following tables set forth the net income (loss) to Operating EBITDA:

	Q3	Q2	Q3	YTD	YTD
	2020	2020	2019	2020	2019
Net income (loss)	$7,545	$(8,411)	$1,207	$(4,258)	$63,082
Income tax provision (recovery)	(1,775)	882	244	4,451	35,101
Interest expense	19,864	20,108	18,183	60,056	55,103
Other income	(11,898)	(2,264)	(887)	(12,136)	(3,177)
Operating income	13,736	10,315	18,747	48,113	150,109
Add: Depreciation and amortization	31,884	30,201	32,052	95,031	94,447
Operating EBITDA	$45,620	$40,516	$50,799	$143,144	$244,556

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